Exhibit 99.1

PRESS RELEASE

FOR RELEASE Tuesday, May 9

Azco Mining Acquires Summit Silver-Gold Project in New Mexico

Company Plans to Soon Begin Production at Steeple Rock Mining District Site

Glendale, AZ, May 9, 2006 -- Azco Mining Inc. (OTC Pink Sheets: AZMN), a U.S.-based mining and exploration enterprise focused on gold, silver, copper and industrial minerals, announced today that it has acquired the Summit property, Grant County, southwestern New Mexico. The Summit silver-gold property, which is approximately 117 acres of patented and 600 acres of unpatented mining claims, contains drilled silver and gold mineralized material and has a current mining permit.

The company also acquired a permitted site suitable for processing activities located approximately 60 miles south of the Summit property on 257 acres of patented mining claims near Lordsburg, Hidalgo County, New Mexico. Azco further purchased a ball mill and a 400-ton-per-day flotation plant. The total transaction was valued at $1.3 million. The company plans to complete an engineering plan for the Summit mineralized material, erect the flotation plant at the Lordsburg processing site and begin production in the near future.

CEO Dr. Pierce Carson said, “We are acquiring the Summit at a time when silver and gold prices are at near-record levels and appear to be heading higher. In the 1980s, drilling and other work at the Summit that cost about $10 million resulted in significant mineralized material with grades in the range of 8 to 10 ounces of silver per ton and 0.12 to 0.15 ounces of gold per ton, which, at today’s metal prices, represent an in-ground value exceeding $250 million.

“Although we have not yet finalized engineering studies, we believe that the Summit operation will be a profitable mining proposition on the basis of present estimates. The precious metals may be mined from underground and marketed as a flotation concentrate. The Summit has excellent upside exploration potential. It is located in the Steeple Rock Mining District, where there has been notable precious metals production in the past.

“In addition, we expect that the establishment of a flotation mill at Lordsburg will generate other mining and processing opportunities from the surrounding mining districts, many of which historically have yielded substantial production.

“We believe there are no significant obstacles to moving the Summit project forward. We have the important permits in place and have acquired most of the equipment necessary for processing. We are carrying out final engineering studies. Based on the results of those studies, we will be in a position to release more details, such as projected capital, operating costs and a schedule for production.”

The patented claims are subject to underlying royalties. The company acquired the Summit property and related assets through the purchase of all the stock of the Lordsburg Mining Company, a New Mexico corporation, from Imagin Minerals, Inc., a privately owned industrial minerals company. The purchase was completed following consolidation of fragmented ownership of the assets, which previously were held by several entities both related and unrelated to the Lordsburg Mining Company. Azco Mining holds the Lordsburg Mining Company as a wholly owned subsidiary. The Summit acquisition is subject to a property identification agreement between the company and its CEO.

About Azco Mining Inc.

Azco Mining is a U.S.-based mining and exploration company focused on acquiring and developing gold, copper and industrial mineral properties. The company owns mineral lease rights to the Ortiz gold property in New Mexico, believed to contain 2 million ounces of gold; a high-quality mica mine and processing facility near Phoenix; and a world-class resource of micaceous iron oxide (MIO) in La Paz County, Ariz. Azco intends to build a portfolio of high-quality, diversified mineral assets with an emphasis on precious metals. To learn more about Azco Mining Inc., visit http://www.azco.com.

An investment profile about Azco Mining may be found at

http://www.hawkassociates.com/azco/profile.htm.

For investor relations information regarding Azco Mining, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com.

The information contained herein regarding risks and uncertainties, which may differ materially from those set forth in these statements, in addition to the economic, competitive, governmental, technological and other factors, constitutes a "forward-looking statement" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbors created thereby. While the company believes that the assumptions underlying such forward-looking information are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking information will prove to be accurate. Accordingly, there may be differences between the actual results and the predicted results, and actual results may be materially higher or lower than those indicated in the forward-looking information contained herein.